                                                                 Exhibit (b)(2)


[GOLDMAN                                                     HIGHLY CONFIDENTIAL
SACHS LOGO]                                                  -------------------



               PROJECT JUNIPER

               PRESENTATION TO THE DISINTERESTED DIRECTORS


               GOLDMAN, SACHS & CO.
               GOLDMAN SACHS (JAPAN) LTD.
               NOVEMBER 12, 1999

TABLE OF EXHIBITS

                                                                     EXHIBIT

TRANSACTION SUMMARY                                                      1

OVERVIEW OF JUNIPER                                                      2

PUBLIC MARKET VALUATION                                                  3

PRIVATE MARKET VALUATION                                                 4

ANALYSIS OF PREMIA PAID IN SELECTED TENDER OFFERS AND MINORITY
  BUYOUTS                                                                5

DISCOUNTED CASH FLOW ANALYSIS                                            6

                                                                      APPENDIX

DETAILED FINANCIALS                                                      A









[Goldman Sachs Logo]

                                     TAB 1

TRANSACTION SUMMARY
JUNIPER



PURCHASER:                 |X|      N.A.J. Co., Ltd. ("Purchaser") is a joint
                                    stock corporation organized under the laws of Japan. It is a wholly-owned subsidiary of ALAP Hold Co., Ltd. ("ALAP"), a Nevada limited partnership controlled by the principal shareholders of Juniper (the
                                    "Principal Shareholders")

TENDER OFFER PRICE:        |X|      Yen 1,490 per share, in cash

KEY STEPS:                 |X|      Purchaser, ALAP and Juniper will enter into
                                    a Tender Offer Agreement

                           |X|      Tender Offer will remain open for 30 days

                           |X| The Principal Shareholders will not tender but instead will transfer their shares in Juniper to ALAP

                           -- Principal Shareholders own approximately 76.6% of the shares

                           -- An additional 3.2% of shares are owned by charitable foundations established by the Principal Shareholders - these will be tendered in the Tender Offer


ADDITIONAL TRANSACTIONS:   |X|      Purchaser and Juniper will agree in
                                    principle to enter into a merger after the consummation of the Tender Offer

                           -- In the merger, any remaining Juniper shareholders (including ALAP) would receive shares in Purchaser, the surviving company, in accordance with an exchange ratio that has not yet been determined

                           -- Upon consummation of the merger, the shares will be de-listed from the Japanese OTC and the ADSs from the NYSE

                           -- Upon consummation of the merger, there will be no public market for Purchaser shares. In addition, a reverse stock split may be effected, which would result in many shareholders holding fractional shares. Holders of fractional shares would face a number of restrictions, including non-transferability and lack of voting rights

                           |X| The terms of the merger have not been agreed-upon. Goldman Sachs cannot evaluate the fairness of the merger transaction

CONDITIONS:                |X|      None.

EXPECTED FINANCING:        |X|      Morgan Guaranty bank facility

OTHER MATTERS:             |X|      Principal Shareholders will not sell their
                                    shares to any third party


[GOLDMAN
SACHS LOGO]

JUNIPER SUMMARY OF OFFER
(JPY IN MILLIONS, EXCEPT FOR PER SHARE DATA)



CURRENT PRICE AS OF NOVEMBER 10, 1999

                                                                                  CURRENT    INITIAL    REVISED
                                                                                   PRICE      OFFER      OFFER
PREMIUM TO MARKET PRICE                                                             0.0 %     39.2 %     53.6 %
PURCHASE PRICE PER SHARE                                                            970      1,350      1,490
PREMIUM TO 52-WEEK AVERAGE                                                        (17.8)%     14.5 %     26.3 %
INCREASE FROM INITIAL OFFER                                                                              10.4 %

Number of Shares Outstanding (MM) (a)                                               144.0      144.0      144.0
Number of Shares to be Purchased (MM): 23.44%                                        33.8       33.8       33.8
Transaction Size                                                                   32,750     45,580     50,307

Implied Equity Consideration - Basic                                              139,705    194,435    214,599
Implied Equity Consideration - Options (b)                                              -          -          -
                                                                                  ------------------------------
EQUITY CONSIDERATION - DILUTED (b)                                                139,705    194,435    214,599
Net Debt (c)                                                                      (21,748)   (21,748)   (21,748)
ENTERPRISE VALUE                                                                  117,957    172,687    192,851

EV MULTIPLE OF SALES                                          FY 1999A   143,797      0.8x       1.2x       1.3x
                                                              FY 2000E   150,000      0.8        1.2        1.3
                                                              FY 2001E   156,000      0.8        1.1        1.2

EV MULTIPLE OF EBITDA (d)                                     FY 1999A    22,218      5.3x       7.8x       8.7x
                                                              FY 2000E    18,251      6.5        9.5       10.6
                                                              FY 2001E    22,705      5.2        7.6        8.5

EV MULTIPLE OF EBIT (d)                                       FY 1999A    20,261      5.8x       8.5x       9.5x
                                                              FY 2000E    15,410      7.7       11.2       12.5
                                                              FY 2001E    19,855      5.9        8.7        9.7

EQUITY MULTIPLE OF NET INCOME (d)                             FY 1999A    10,507     13.3x      18.5x      20.4x
                                                              FY 2000E     8,530     16.4       22.8       25.2
                                                              FY 2001E    10,920     12.8       17.8       19.7


PREMIUM TO:
                                                          52-Week High     1,430    (32.2)%     (5.6)%      4.2%
                                                         All-Time High     9,267    (89.5)     (85.4)     (83.9)
                                                           52-Week Low       970      0.0       39.2       53.6


(a) As of August 31, 1999.
(b) Assumes 0.1 million options outstanding with a weighted average strike price of 2,470. All are out of the money.
(c) Assumes net debt of (Yen)(21,748) million as of August 31, 1999.
(d) FY2000-2004E estimates by Juniper management

                                     TAB 2

                                                            [Goldman Sachs Logo]





SWOT ANALYSIS
JUNIPER

                                  STRENGTHS
--------------------------------------------------------------------------------

[X]      Japan one of the largest direct selling market in the world
[X] One of the longest established, largest direct selling companies in Japan with a powerful sales force
[X] Japanese culture of extended family ties and lifelong close personal relationships well-suited to Juniper Sales and Marketing Plan
[X]      High quality products sold at a premium, mostly in third quartile price range
[X]      Well-recognized brand name
[X]      Strong management team
[X]      Healthy balance sheet with little fixed assets/capex needs




                                 OPPORTUNITIES
--------------------------------------------------------------------------------
[X]      Economic recovery in Japan
[X] Recovering public image, with JCIC and press contained through introduction of 3D Project, US government lobbying, sponsorship of major sporting events
[X]      Distributor morale recovering, supported by new incentive schemes
[X]      New distributor recruiting initiatives
[X] 3D Project (direct fulfillment, direct marketing, distributor communication) and better database management should improve transparency and control of the distributor network, increasing productivity in the long-term
[X] Internet strategy to be in place by 2000, involving a wholesale buying club concept. Web already used to facilitate direct fulfillment
[X]      New product launches targeted to the local market
[X] Scope for further alliances with other brands (e.g. DoCoMo, PerfecTV, Rubbermaid)
[X] As Japan restructures and lifelong employment is threatened, Juniper's entrepreneurial opportunities may become increasingly attractive
[X]      Further cost cutting

                                    WEAKNESSES
-------------------------------------------------------------------------------

[X]      Sustained recession in Japan resulting in:
     -- Consumers being more selective in purchases and passing on high-ticket items
     --  Shrinking distributor force due to poor new application and renewal rates
     -- Foreign exchange fluctuations impacting gross margin as only partially "hedged" and increased purchasing costs cannot be passed through to consumers
[X]      Suffers from poor public image of multi-level direct selling in general
[X] Distributor recruiting suffered particularly in last two years due to debates in the Diet and pursuant attacks by JCIC and the press
[X] Juniper's complex distributor system inherently difficult to control and monitor, exposing it to potential abuses
[X] Disproportionately dependent on a small number of distributor leaders to run the network effectively
[X]      High cost of sourcing from Ada, Michigan




                                      THREATS
-------------------------------------------------------------------------------

[X]      Continued recessionary environment
[X] The current recession may have fundamentally altered consumer mentality towards a more commoditized environment
[X]      Increased competition from:
--       New entrants in direct selling competing for distributors
--       Consumer products manufacturers competing for end users
[X] Abuse by other direct selling companies tarnishing industry's, and hence Juniper's, image
[X] Vulnerable to unexpected attacks by the public and any ensuing regulatory tightening
[X] 3D Project would increase administration costs and product returns in the short-term
[X]      Continuing need to adapt business model to changes in environment

RECENT EVENTS
JUNIPER



                         [Annotated Share Price Graph]





THE DROP IN JUNIPER'S SHARE PRICE IS ATTRIBUTABLE TO THE IMPACT OF THE RECESSION ON EARNINGS AND NEGATIVE PRESS

Source: Mueller; news runs

[GOLDMAN
SACHS LOGO]

SUMMARY OF HISTORICAL FINANCIALS                                     [GOLDMAN
JUNIPER                                                            SACHS LOGO]



-------------------------------------------------------------------------------
                                     SALES
-------------------------------------------------------------------------------

          [GRAPH of 1995 - 2000E Sales and Year-on-Year Sales Growth]
                           1995 - 2000E CAGR: (3.4)%







-------------------------------------------------------------------------------
                                  GROSS PROFIT
-------------------------------------------------------------------------------
             [GRAPH of 1995 - 2000E Gross Profit and Gross Margin]
                           1995 - 2000E CAGR; (4.3)%




-------------------------------------------------------------------------------
                                      EBIT
-------------------------------------------------------------------------------
                  [GRAPH of 1995 - 2000E EBIT and EBIT Margin]
                          1995 - 2000E CAGR; (20.9)%




-------------------------------------------------------------------------------
                                   NET INCOME
-------------------------------------------------------------------------------
               [GRAPH of 1995 - 2000E Net Income and Net Margin]
                           1995 - 2000E CAGR: (18.0)%



Source: 20-F, Juniper Management budget

SHARE PRICE HISTORY                                                   [GOLDMAN
JUNIPER                                                              SACHS LOGO]


-------------------------------------------------------------------------------
                                 SINCE IPO (a)
-------------------------------------------------------------------------------



                [GRAPH of closing stock price and volume traded]



-------------------------------------------------------------------------------
                                 THREE YEARS (b)
-------------------------------------------------------------------------------




                [GRAPH of closing stock price and volume traded]






-------------------------------------------------------------------------------
                                  ONE YEAR (c)
-------------------------------------------------------------------------------


                [GRAPH of closing stock price and volume traded]












-------------------------------------------------------------------------------
                                 SIX MONTHS (d)
-------------------------------------------------------------------------------



                [GRAPH of closing stock price and volume traded]





Source: NIKKEI's NEEDS - Database
(a) Plotted monthly from 4/30/1991 to 10/29/1999
(b) Plotted weekly from 11/1/1996 to 10/29/1999
(c) Plotted daily from 10/29/1998 to 10/29/1999
(d) Plotted daily from 4/29/1999 to 10/29/1999

SHARES TRADED AT VARIOUS PRICES(a)
JUNIPER


-------------------------------------------------------------------------------
                                 SINCE IPO (b)
-------------------------------------------------------------------------------

                                 [BAR CHART]




-------------------------------------------------------------------------------
                                THREE YEARS (c)
-------------------------------------------------------------------------------

                                  [BAR CHART]





-------------------------------------------------------------------------------
                                  ONE YEAR (d)
-------------------------------------------------------------------------------


                                 [BAR CHART]





-------------------------------------------------------------------------------
                                 SIX MONTHS (e)
-------------------------------------------------------------------------------


                                 [BAR CHART]

% OF 1999 YTD TRADING VOLUME

[PIE CHART]

Source: NIKKEI's NEEDS - Database

(a) Japan OTC only
(b) From 4/30/1991 to 10/29/1999
(c) From 11/1/1996 to 10/29/1999
(d) From 10/29/1998 to 10/29/1999
(e) From 4/29/1999 to 10/29/1999


[Goldman Sachs Logo]

HISTORICAL RELATIVE STOCK PRICE PERFORMANCE                 [GOLDMAN SACHS LOGO]
JUNIPER


Asian Direct Marketing Index
----------------------------
Apple
Cosway
Mango

US Direct Marketing Index
-------------------------
Avon
Herbalife
Nu Skin
Rexall Sundown
Thomas Nelson
Tupperware

Japanese Direct Marketing Index
-------------------------------
Avon Japan
Ivy Cosmetics
Noevir
Shaklee Japan


Nikkei 225 Stock Average Close
------------------------------

Juniper
-------

-------------------------------------------------------------------------------
                                 SINCE IPO (a)
-------------------------------------------------------------------------------



  [GRAPH of Asia Direct Marketing Index, US Direct Marketing Index, Japanese Direct Marketing Index, Nikkei 225 Stock Average Close, and Juniper relative price performance]








-------------------------------------------------------------------------------
                                 THREE YEARS (b)
-------------------------------------------------------------------------------






  [GRAPH of Asia Direct Marketing Index, US Direct Marketing Index, Japanese Direct Marketing Index, Nikkei 225 Stock Average Close, and Juniper relative price performance]







-------------------------------------------------------------------------------
                                  ONE YEAR (c)
-------------------------------------------------------------------------------







  [GRAPH of Asia Direct Marketing Index, US Direct Marketing Index, Japanese Direct Marketing Index, Nikkei 225 Stock Average Close, and Juniper relative price performance]







-------------------------------------------------------------------------------
                                 SIX MONTHS (d)
-------------------------------------------------------------------------------






  [GRAPH of Asia Direct Marketing Index, US Direct Marketing Index, Japanese Direct Marketing Index, Nikkei 225 Stock Average Close, and Juniper relative price performance]



Source: Mueller
(a) Plotted monthly from 4/30/1991 to 10/29/1999
(b) Plotted weekly from 11/1/1996 to 10/29/1999
(c) Plotted daily from 10/29/1998 to 10/29/1999
(d) Plotted daily from 4/29/1999 to 10/29/1999

Summary of Research Comments
Juniper


-----------------------------------------------------------------------------------------------------------------------------------
                                        Share
     Date              Company          Price         EPS          Rating                           Comments
-----------------------------------------------------------------------------------------------------------------------------------
10/15/1999       Merrill Lynch & Co   (Yen)1,000   (Yen)60.00     Long Term    |X| The closing number of distributors declined 3.9%
                                                   (FY2000E)      Neutral          YoY to 1.1mm.  Management notes that new
                                                                                   sign-ups were depressed.  This points to
                                                                 Int. Term         further earnings weakness
                                                                    Reduce     |X| Improved non-operating items and a lower tax
                                                                                   rate hold the decline in after-tax earnings to
                                                                                   18% or (Yen)10.5bn vs. our (Yen)9.0bn estimate
-----------------------------------------------------------------------------------------------------------------------------------

7/2/1999         Merrill Lynch & Co  (Yen)1,220   (Yen)60.00     Long Term    |X|  Cost cutting is improving earnings, but the
                                                   (FY2000E)      Neutral          revenue outlook remains depressed as long as
                                                                                   the number of distributors is still declining
                                                                 Int. Term    |X|  Until this trend reverses, our investment
                                                                   Reduce          opinion remains Reduce

---------------- -------------------- ----------- ------------- ------------- ------------------------------------------------------

4/10/1999        Merrill Lynch & Co   (Yen)1,160     (Yen)60.00  Long Term    |X| Core distributors dropped 5% YoY to 984,000 vs.
                                                     (FY2000E)    Neutral         our estimated 950,000
                                                                 Int. Term    |X| AJL is feeling the negative impact of lower
                                                                   Reduce         consumption, fewer distributors and the dearth
                                                                                  of new products.  We believe this situation is
                                                                                  likely to continue throughout this year
-----------------------------------------------------------------------------------------------------------------------------------


11/5/1998        Merrill Lynch & Co (Yen)1,420       (Yen)97.00  Long Term    |X| The 3D Project will remake Juniper's multi-layer
                                                     (FY2000E)   Accumulate       organization into a tighter ship and possibly a
                                                                                  more effective one
                                                                 Int. Term    |X| Although the EPS estimates for FY8/99 and FY8/00
                                                                  Neutral         are lower than the indicated dividend of (Yen)100,
                                                                                  dividend level should hold given the
                                                                                  significant cash position

                                                                              |X| Our long-term investment opinion of Accumulate is
                                                                                  based on the thesis that the dividend would hold;
                                                                                  the implied dividend yield is 7%


[Goldman Sachs Logo]

MACROECONOMIC ENVIRONMENT(a)(b)
JAPAN



 [GRAPH of Year-on-Year GDP and private consumption growth rates 1995 - 2003E]




(a) Years ending on March 31 following of the calendar years.
(b) All data plotted yearly.

Source:  Historical data from Economic Planning Agency.
         Estimates by GS Research (Sept. 17, 1999) and Japan Center for Economic Research (Dec. 3, 1998).











[Goldman Sachs Logo]

OVERVIEW OF JAPANESE YEN EXCHANGE RATE HISTORY
YEN/$US




                 [GRAPH of Yen/$ US exchange rate 1997 - 2000E]






Source: Datastream (plotted daily from 1/01/1997 to 10/15/1999, projection by GS Research (Sept. 28, 1999)




[Goldman Sachs Logo]

DISTRIBUTOR FORCE AND PRODUCTIVITY ANALYSIS                 [Goldman Sachs Logo]

JUNIPER

-------------------------------------------------------------------------------
                               DISTRIBUTOR FORCE
-------------------------------------------------------------------------------

[Graph of number of distributors, new applicants, and renewal rate 1994 - 1999]















-------------------------------------------------------------------------------
                            DISTRIBUTOR PRODUCTIVITY
-------------------------------------------------------------------------------


    [Graph of sales per distributor and ratio of new applicants 1994 - 1999]




Source: Juniper

                                     TAB 3

COMPARISON OF SELECTED COMPANIES                            [Goldman Sachs Logo]
DIRECT SALES
(US$ IN MILLIONS, EXCEPT PER SHARE DATA)
MARKET DATA AS OF 11/10/99


--------------------------------------------------------------------------------------------------------------------------------

                                                          BASIC                                            ENTERPRISE VALUE
                                                % OF 3    EQUITY   LEVERED      LTM MARGINS (b)          MULTIPLES OF LTM (b)
COMPANY                              % OF 52   YEAR HIGH  MARKET    MARKET  -----------------------   ------------------------
                                     WEEK HIGH  PRICE      CAP       CAP        EBITDA      EBIT      SALES   EBITDA    EBIT
--------------------------------------------------------------------------------------------------------------------------------


JUNIPER (a)                            68.3%     20.5%  $ 1,324    $ 1,118       15.5%     14.1%      0.8X      5.3       5.8X

US DIRECT SALES COMPANIES
Avon (d)                               51.2      51.2     7,498      7,941       13.4      11.9       1.5      11.3      12.7
Nu Skin                                43.4      35.4       361        349       20.7      16.8       0.4       1.8       2.3
Tupperware (e)                         73.8      34.4     1,084      1,417       17.5      11.5       1.3       7.7      11.7
Thomas Nelson                          70.5      63.7       140        237       12.1       8.7       0.9       7.4      10.3
Herbalife                              87.3      36.4       381        273        5.2       4.2       0.2       3.1       3.8
Rexall Sundown                         48.2      28.3       704        713       19.6      17.5       1.2       6.2       6.9
Nature's Sunshine                      39.8      24.7       124         99       13.6      11.8       0.3       2.5       2.9
USANA                                  41.0      32.4        94         92       15.8      13.2       0.8       5.1       6.0

--------------------------------------------------------------------------------------------------------------------------------
MEAN                                                                             14.7%     12.0%      0.8X      5.6X      7.1X
MEDIAN                                                                           14.7      11.9       0.8       5.6       6.5
--------------------------------------------------------------------------------------------------------------------------------

ASIAN DIRECT SALES COMPANIES
Apple (a)                              80.1      23.4       653        545        7.8       5.2       1.1      13.9      20.7
Cosway Corp. Berhad                    63.4      34.0       163        410        7.8       5.3       1.1      14.3      21.0
Mango                                  95.4      52.5       244        243       14.2      13.6       2.9      20.7      21.6

--------------------------------------------------------------------------------------------------------------------------------
MEAN                                                                              9.9%      8.0%      1.7X     16.3X     21.1X
MEDIAN                                                                            7.8       5.3       1.1      14.3      21.0
--------------------------------------------------------------------------------------------------------------------------------

JAPANESE DIRECT SALES COMPANIES
Avon Japan                             73.7      62.3       144        140        4.1       1.8       0.5      11.5      26.4
Ivy Cosmetics                          68.1      59.1        41         32       19.8      16.7       0.6       3.0       3.6
Noevir                                 69.0      41.9       400        280        7.4       4.1       0.7      10.1      18.4
Shaklee Japan                          80.6      54.9       238        170       13.7      13.6       1.5      10.6      10.7


--------------------------------------------------------------------------------------------------------------------------------
MEAN                                                                             11.2%     9.0%       0.8X      8.8X     14.8X
MEDIAN                                                                           10.6      8.8        0.7      10.4      14.6
--------------------------------------------------------------------------------------------------------------------------------




-------------------------------------------------------------------------------------------------------------
                                       CALENDARIZED
                                           P/E
                                       MULTIPLES (c)      5-YR EST.
COMPANY                              ----------------      EPS       P/E TO GROWTH      DIVIDEND
                                      2000E     2001E   GROWTH (c)(f) 2000E     2001E      YIELD     ROCE
-------------------------------------------------------------------------------------------------------------


JUNIPER (a)                            16.2X     15.3X      2.0%      8.1X      7.7X       10.3%     17.8%

US DIRECT SALES COMPANIES
Avon (d)                               15.5      12.6      14.0       1.1       0.9         2.5       1.9
Nu Skin                                 8.5       7.1      20.0       0.4       0.4        N.A.      42.4
Tupperware (e)                         10.8       9.7      11.0       1.0       0.9         4.7      55.6
Thomas Nelson                          10.2       9.1      12.5       0.8       0.7         1.6       8.1
Herbalife                               8.1      N.A.      N.A.      N.A.      N.A.         4.5      25.8
Rexall Sundown                         10.0       1.5      15.0       0.7       0.1        N.A.      28.3
Nature's Sunshine                       6.5       5.7      N.A.      N.A.      N.A.         1.8      29.9
USANA                                  11.2       8.2      N.A.      N.A.      N.A.        N.A.      35.0

-------------------------------------------------------------------------------------------------------------
MEAN                                   10.1X      7.7X     14.5%      0.8X     0.6X        3.0%      28.4%
MEDIAN                                 10.1       8.2      14.0       0.8       0.7         2.5      29.1
-------------------------------------------------------------------------------------------------------------

ASIAN DIRECT SALES COMPANIES
Apple (a)                              46.3      12.5      17.5       2.6       1.0         N.A.      8.5
Cosway Corp. Berhad                     N.A.      N.A.     N.A.      N.A.      N.A.         1.6      (0.3)
Mango                                  19.2      15.9       6.0       3.2       2.7         2.7      18.5

-------------------------------------------------------------------------------------------------------------
MEAN                                   32.7X     16.9X     11.8%      2.9X      1.8X        2.2 %     8.9%
MEDIAN                                 32.7      16.9      11.8       2.9       1.8         2.2       8.5
-------------------------------------------------------------------------------------------------------------

JAPANESE DIRECT SALES COMPANIES
Avon Japan                             30.4      N.A.      N.A.      N.A.      N.A.         2.8       5.0
Ivy Cosmetics                           8.7      N.A.      15.0       0.6      N.A.         1.8       9.7
Noevir                                 32.5      N.A.      17.6       1.8      N.A.         1.7       3.0
Shaklee Japan                          29.1      N.A.       2.0      14.6      N.A.         3.1       6.4


-------------------------------------------------------------------------------------------------------------
MEAN                                   25.2X     N.M.      11.5%      5.7X     N.M.         2.3%      6.0%
MEDIAN                                 29.8      N.M.      15.0       1.8      N.M.         2.3       5.7
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------


                                         5-YR   NON-US SALES  ASIAN AS
COMPANY                                  SALES    AS % OF    % OF TOTAL
                                         CAGR      TOTAL       SALES
-------------------------------------------------------------------------


JUNIPER (a)                              (1.8)%     100.0 %   100.0%

US DIRECT SALES COMPANIES
Avon (d)                                  6.3       60.7       12.4
Nu Skin                                  52.5       99.1       88.2
Tupperware (e)                           (1.6)      84.8       21.1
Thomas Nelson                            12.8       N.A.       N.A.
Herbalife                                18.9       70.7       43.8
Rexall Sundown                           41.6       N.A.       N.A.
Nature's Sunshine                        18.4       36.8        3.7
USANA                                    99.3       45.1       16.2

-------------------------------------------------------------------------
MEAN                                     31.0%      66.2%      30.9%
MEDIAN                                   18.6       65.7       18.7
-------------------------------------------------------------------------

ASIAN DIRECT SALES COMPANIES
Apple (a)                                (3.9)
Cosway Corp. Berhad                      16.4
Mango                                     9.4

-------------------------------------------------------------------------
MEAN                                      7.3%
MEDIAN                                    9.4
-------------------------------------------------------------------------

JAPANESE DIRECT SALES COMPANIES
Avon Japan                                8.6
Ivy Cosmetics                             1.9
Noevir                                   (3.4)
Shaklee Japan                            (4.8)


-------------------------------------------------------------------------
MEAN                                      0.6%
MEDIAN                                   (0.8)
-------------------------------------------------------------------------


(a)       Financial Statement data as of 08/31/1999.
(b)       Financial statement data as of latest twelve months available.
(c) Source: IBES estimates as of 11/10/99. Asia and Japan marketing companies not calendarized.
(d) Excludes $105.2m and $70.5m in restructuring charges in 1999 & 1998 respectively.
(e)       Excludes $15m re-engineering charge in 1998.
(f)       Juniper growth estimate from Merrill Lynch Report dated 10/15/1999.

SELECTED PERFORMANCE BENCHMARKS                             [Goldman Sachs Logo]
DIRECT MARKETING COMPANIES



-------------------------------------------------------------------------------
HISTORICAL SALES GROWTH 5 YEAR CAGR
-------------------------------------------------------------------------------

                                    [GRAPH]

-------------------------------------------------------------------------------
LTM GROSS AND EBIT MARGIN
-------------------------------------------------------------------------------



                                    [GRAPH]



-------------------------------------------------------------------------------
PROJECTED 5 YEAR EPS GROWTH RATE
-------------------------------------------------------------------------------



                                    [GRAPH]



-------------------------------------------------------------------------------
LTM RETURN ON COMMON EQUITY
-------------------------------------------------------------------------------



                                    [GRAPH]




Source: Historical figures from company reports;
           projected 5 year EPS growth rates from IBES

JUNIPER HISTORICAL PUBLIC MARKET VALUATION PERFORMANCE      [Goldman Sachs Logo]

EV MULTIPLE OF TRAILING EBIT (a)



                                    [GRAPH]



ONE YEAR FORWARD P/E MULTIPLE (b)



                                    [GRAPH]



DIVIDEND YIELD (c)



                                    [GRAPH]



Source: Factset

(a) Multiple of immediately proceeding fiscal year EBIT. Weekly closing price, except current week for close November 10, 1999.

(b) IBES one year forward EPS estimates. Weekly closing price, except current week for close November 10, 1999.

(c) In JPY yield. Weekly closing price, except current week for close November 10, 1999.

FUTURE TRADING RANGE ANALYSIS                               [Goldman Sachs Logo]
JUNIPER




                                    [GRAPH]



Source: EPS projections from Juniper management.

FUTURE TRADING RANGE SENSITIVITY ANALYSIS (a)
JUNIPER



            HYPOTHETICAL SHARE PRICE TODAY IF EXIT IN 4 YEARS AT:

            VARIOUS EXIT FORWARD P/E MULTIPLES AND EXPECTED RETURNS (b)

                               --------------------------------------------------------------
                                        EXIT FWD P/E MULTIPLE IN 4 YEARS
                               --------------------------------------------------------------
                                   6x          11x         16x            21x          26x
                               --------------------------------------------------------------
                  12.0%           387          709         1,031         1,353        1,676
Expected          10.0%           416          763         1,110         1,456        1,803
Equity             8.0%           448          822         1,196         1,569        1,943
Return             6.0%           484          887         1,290         1,694        2,097
                   4.0%           523          959         1,395         1,830        2,266


            VARIOUS INCREMENTAL FY2004E EPS AND EXPECTED RETURNS (b)(c)

                               ------------------------------------------------
                                         INCREMENTAL FY2004E EPS
                               --------------------------------------------------------------
                                (20.0)%      (10.0)%         0.0%         10.0%        20.0%
                               --------------------------------------------------------------
                  12.0%           825          928         1,031         1,134        1,237
Expected          10.0%           888          999         1,110         1,221        1,332
Equity             8.0%           957        1,076         1,196         1,315        1,435
Return             6.0%         1,032        1,161         1,290         1,419        1,549
                   4.0%         1,116        1,255         1,395         1,534        1,674



(a) Asumes expected return for shareholders comprise dividend yield and share price appreciation
(b) Assumes 2% dividend yield, consistent with dividend yield of selected comparable publicly listed companies
(c) Assumes 16x forward P/E at time of exit

Source: FY2004E forecasts from Juniper management




[Goldman Sachs Logo]

                                      TAB 4

MH MILLENNIUM ACQUISITION OF HERBALIFE
SEPTEMBER 17, 1999

                                 Background (a)
--------------------------------------------------------------------------------
- MH Millennium Acquisition, a subsidiary of MH Millennium Holdings, tendered for all outstanding shares of Herbalife it does not already own. The Tender was effective on September 17, 1999 until October 15, 1999, however was extended at the same price until November 24, 1999. The initial proposal of $12.50 on August 11, 1999 was rejected by the Special Committee as being unfair

- The purchaser is the Company's founder, CEO, President and Chairman Mark Hughes, who owns 100% of MH Millennium Holdings which beneficially owns 55.4% and 59.0% of outstanding Herbalife Class A and B Shares respectively

- Herbalife is a network marketing company that sells a wide range of weight management products, food and dietary products worldwide. Number of worldwide distributors is 750,000. Japan accounted for 32% of 1998 sales

- The motive for transaction was the deterioration in Herbalife's share price, which was considered undervalued by the Company. Management wanted the freedom to invest in long-term markets

- Marketplace reaction (b): "Institutional shareholders who stood by founder Mark Hughes . . . are crying foul over his plan to take the company private." "I think the $17 price is ridiculous. The only ones making money on this stock are insiders." - Richard Todaro, Kennedy Capital Management

                             Transaction Summary (a)
--------------------------------------------------------------------------------
Current Price of Tender:    $17.00       Initial Price (non-public):     $12.50

# of Shares Tendered for:                  Class A: 4.3m         Class B: 7.3m

% of Total Shares O/S                                42.9%                 39.5%

Transaction Size (c): ($)                           267.8m

Implied Equity Consideration (c): ($)               543.0m

Implied Enterprise Value (c) (d): ($)               415.5m


              Multiple of                          Premium (Class A/B)
--------------------------------------   --------------------------------------
LTM Retail Sales:                   0.2x     1 Day Prior:                39/84%

LTM EBIT:                           5.0x     52 wk High:             (41)/(38)%

LTM Net Income:                    10.7x     52 wk Low:                127/183%

2000E Net Income (e)               10.3x

                             Summary Financials (a)

                         Financial Year ended December 31,
-------------------------------------------------------------------------------
(US$mm)                         1997               1998              LTM 9/1999
===============================================================================
Retail Sales                   1,490.7             1,644.8           1,746.1

   Y-on-Y Growth (%)              24.2                10.3               7.6

Gross Profit                   1,285.6             1,414.0           1,501.6

   Gross Margin (%)               86.2               85.97              86.0

EBIT                              86.0                78.3              83.0

   Margin (%)                      5.8                 4.8               4.8

Net Income                        54.7                48.5              50.8

   Margin (%)                      3.7                 3.0               2.9

Net Debt                        (118.6)             (100.9)           (129.5)(d)

Fully Diluted EPS                 1.72                1.60              1.30

                       5 Year Share Price Performance (f)
--------------------------------------------------------------------------------
                                    [GRAPH]


(a) Source: Company filings (10K, 10Q, SC 14D1, LTM from unaudited company release).
(b)  Source: LA Times dated September 16,1999.
(c)  Includes purchase of options.
(d)  Net debt from 6/1999 10-Q, latest available.
(e)  IBES Estimates.
(f)  Source: Muller.

INDUSTRI KAPITAL & JOCHNICK FAMILY ACQUISITION OF ORIFLAME
SEPTEMBER 7, 1999

                                   Background
--------------------------------------------------------------------------------
- MBO bid by Oriflame Trading, a unit of Oriflame International will lead to control by both the Industri Kapital Group and the Jochnick family. The two groups launched a tender offer for 49.73m shares at 265p for a 27.7% premium on the undisturbed market price. The stock delisted from the LSE on 10/14/1999

- The bidders are the founding Jochnick family and the Anglo-Swedish private equity group, Industri Kapitol. Each will own 50% of the ensuing privately held corporation

- A strong motivating factor for the tender offer was the need for the family to be able to build a strong distribution system in those countries where the economy was in depression

- Oriflame International is a direct seller in 52 countries with over 750,000 distributors. It is one of the leading direct selling cosmetics companies in the world. Oriflame utilizes retail outlets and pharmacies for some of its brand name items

- Oriflame has limited exposure to Asian Pacific countries, with a distributor sales force only in Malaysia and Indonesia. Shelved plans to grow presence in Asia until economic upturn begins

                           Transaction Summary (a)(b)
--------------------------------------------------------------------------------
Price:                                                265p

# of Shares Tendered for:                            49.7m

% of Total Shares O/S                                50.1%

Transaction Size: (GBP)                             131.8m

Implied Equity Consideration: (GBP)                 265.5m

Implied Enterprise Value: (GBP)                     290.1m

        Multiple of Latest FYE                          Premium
--------------------------------------   --------------------------------------
Sales:                          1.2x     Undisturbed Price:             28%

EBIT:                           9.6x     52 wk High:                     0%

Net Income:                    15.8x     52 wk Low:                    121%

2000E Net Income:              12.6x

                                 Financials (c)
-------------------------------------------------------------------------------
                           Fiscal Year Ending Dec. 31,
===============================================================================
(GBPmm)                                   1997                        1998
--------------------------------------------------------------------------------
Sales                                     252.8                       233.1

   Y-on-Y Growth (%)                        9.2                       (7.8)

Gross Profit                              176.6                       162.3

   Gross Margin (%)                        69.9                        69.6

EBIT                                       43.0                        30.2

   Margin (%)                              17.0                        13.0

Net Income                                 32.0                        16.8

   Margin (%)                              12.7                         7.2

Net Debt                                    3.1                        24.7

EPS (Fully Diluted)                        30.9                        16.5

                       5 Year Share Price Performance (d)
--------------------------------------------------------------------------------
                                    [GRAPH]


(a)  All data in UK Pounds except per share, which is in pence; FDSO = 100.17MM
(b)  IBES estimates.
(c) Financial data based on company reports as of calendar year end; 1998 before discontinued operations; 1997 before merger costs; LTM not meaningful due to insufficient disclosure of interim effects of discontinued operations
(d)  Source: Mueller.
(e)  Bloomberg.

AVON INTERNATIONAL OPERATIONS TOB FOR AVON PRODUCTS
SEPTEMBER 14, 1992

                                   Background

- On September 14, 1992, Avon International Operations Inc., a subsidiary of Avon (US), commenced a TOB to acquire shares it did not already own in Avon Products Co., Ltd.
- The buyer already held 60% of the outstanding common stock in Avon Products Co., Ltd.
- Although the purchase price was set at a 20% premium to the market price, Avon International Operations Inc. was able to purchase only 5,757,000 shares, or approximately 42% of the shares it had tendered for
- The primary reason for the lack of success was that many of the investors had initially bought into the stock at prices significantly higher than the offer price

                              Transaction Summary (a)
--------------------------------------------------------------------------------
(Yen mm)
Offer Price:                                                         (Yen)560
# of Shares Tendered for:                                      13.6m (up to 20m)
% of Total Shares O/S:                                         20% (up to 29.4%)
Transaction Size:                                                   (Yen)7,616m
Implied Equity Consideration:                                      (Yen)38,080m
Implied Enterprise Value:                                          (Yen)47,891m

              Multiple of                                 Premium
--------------------------------------   --------------------------------------
FY 1991 Sales (x):              1.1x      1 Day Prior:                  19.1%

FY 1991 EBIT:                  12.9x      52 wk High:                  (27.9)%

FY 1991 Net Income:            24.7x      52 wk Low:                    60.0%

FY 1992E Net Income:           22.4x

                             Summary Financials (a)
--------------------------------------------------------------------------------
((Yen)MM)                              11/1990                      11/1991
--------------------------------------------------------------------------------
Sales                                 39,382                       40,885
     Y-on-Y Growth (%)                  (1.9)                        (3.8)

Gross Profit                           7,809                        8,101

     Margin                            (19.8)                       (19.8)

EBIT                                   3,685                        3,708

     Margin                             (9.4)                        (9.1)

Net Income                             2,041                        1,542

     Margin                             (5.2)                        (3.8)

Net Debt                              11,630                        9,811

EPS                                    15.02                        11.35

                       5 Year Share Price Performance (b)
--------------------------------------------------------------------------------
                                    [GRAPH]

(a)  Source: SDC, Japan Company Handbook, company disclosure material.
(b)  Source: Nikkei-Needs Database.

                                      TAB 5

                 PREMIA PAID IN SELECTED JAPANESE TENDER OFFERS


ANNOUNCEMENT                  TARGET                              BUYER                 OFFER PRICE PREMIUM*
------------------------------------------------------------------------------------------------------------
9/9/1999                Toho Rayon                             Teijin                               7.8%

2/16/1999               Apollo Electronics                     Rohm                                44.1%

11/10/1998              Komatsu Zenoah                         Komatsu                             23.0%

11/2/1998               Torii Pharmaceutical                   Japan Tabacco                        7.2%

10/16/1998              Tensho Electric                        Sanko                               95.2%

8/31/1998               Daihatsu Co., Ltd.                     Toyota Motor Corp.                   6.8%

4/21/1998               Japan Marine Technologies Ltd.         TI Group PLC                        56.8%
------------------------------------------------------------------------------------------------------------
4/17/1998               NCR Japan Ltd.                         NCR Holdings Ltd.                   26.5%
------------------------------------------------------------------------------------------------------------
4/2/1998                Biotech K.K.                           Showa Denko K.K.                     3.3%

11/26/1997              Unidux corp.                           Kanematsu Corp.                     72.8%

9/24/1996               Royal Electric Co., Ltd.               Ono Warehouse Co., Ltd.             14.0%

3/23/1993               Sakura Rubber Co., Ltd.                Management                           4.7%

                                                               Average                             30.2%

                                                               Median                              18.5%




*  Premium over closing price 1 day prior to announcement.

Source:  Press reports

PREMIA PAID IN RECENT ASIAN TENDER OFFERS
INCLUDES AUSTRALIA AND NEW ZEALAND (a)(b)(c)




                                                  [Mean:    23.0%]
                                                  [Median:  18.2%]








                                    [GRAPH]






(a)  Australia and New Zealand represent 75.6% of total deals.
(b)  Premiums calculated to closing price 1 day prior to announcement.
(c)  For deals where data available.
Source:  SDC; last 5 years

[GOLDMAN SACHS LOGO]

PREMIA PAID IN RECENT ASIAN TENDER OFFERS
EXCLUDES AUSTRALIA AND NEW ZEALAND (a)(b)(c)




                                                  [Mean:    8.6%]
                                                  [Median:  6.1%]











                                    [GRAPH]









(a)  Includes India, Indonesia, Hong Kong, Malaysia, Philippines,
     Singapore and Thailand.
(b)  Premiums calculated to closing price one day prior to announcement.
(c)  For deals where data available.
Source:  SDC; last 5 years.

[GOLDMAN SACHS LOGO]

PREMIA PAID IN RECENT US TENDER OFFERS (a) (b)




                                                  [Mean:    29.2%]
                                                  [Median:  33.5%]











                                    [GRAPH]












(a)  Premium calculated to closing price 1 day prior to announcement.
(b)  For deals where data available.
Source: SDC; all US tender offers launched since 10/1994

[GOLDMAN SACHS LOGO]

                                                          [GOLDMAN SACHS LOGO]

COMPARISON OF SELECTED MINORITY BUYOUTS (a)




Premium of Initial vs. Closing                                                               Premium of Final Price
Stock Price One Day Prior to                     Percent Increase in                         vs. Closing Stock Price
         Announcement                        Final Price vs. Initial Bid                  One Day Prior to Announcement


     [Mean:       17.4]%                         [Mean:       10.9%]                              [Mean:     26.0%]
     [Median:     14.3%]                         [Median:      8.5%]                              [Median:   21.4%]
     [Herbalife A:  2.0%(b)]                     [Herbalife A: 36.0%]                             [Herbalife:  38.8%]
     [Herbalife B:  35.1%(b)]                    [Herbalife B: 36.0%]                             [Herbalife:  83.8%]

           [GRAPH]                                     [GRAPH]                                          [GRAPH]





(a) Represents transactions in excess of $100 million from 1989 to 1999 where the acquiror had in excess of approximately 50% ownership prior to transaction and increased to 100% ownership.
(b) Based on offer price of $12.50 per share. This initial offer was non-public.
(c) Based on offer price of $17 per share.
Source: SDC

                                     TAB 6

JUNIPER DISCOUNTED CASH FLOW ANALYSIS
KEY ASSUMPTIONS



-   All financial projections have been provided by Juniper management

- The projections have been updated in October to reflect the current outlook for the company

- FY2000 figures have been produced on a bottom-up, product-by-product, cost item-by-cost item basis according to the annual budgeting process

- FY2001-FY2004 figures are produced by extrapolating FY2000, using year-on-year net sales growth and margin ratios as key drivers

-   FY2000-FY2004 figures reflect the following:

    - Negative impact of recession and adverse publicity since 1997 bottoming out in 1999 and recovery thereafter

    - Net sales showing steady growth at 4.0% CAGR but still 14% down on 1997 levels in 2004

    - JPY120/US$ in first part of 2000 and JPY110/US$ kept constant thereafter. Gross margin 69.9% in 2000 and 69% flat thereafter

    - Margins altered in 2000 to reflect introduction of 3D Project and transfer of magazine publishing costs from COS to SG&A. EBIT margin improvement from 10.3% in 2000 to 14.1% in 2004 reflects the fact that approximately 50% of SG&A and 40% of Distribution Expenses are fixed costs

    - Effective tax rate reduction in 2000 reflects cuts in Japanese corporate tax rate; kept constant thereafter

    - No significant capex assumed beyond recurring maintenance items (HQ and distribution centers) and minor internet investment

    -   Working capital requirement largely flat

JAPAN ECONOMIC OUTLOOK


FACTORS OF RECOVERY
-------------------

- "The possibility of a self-sustaining, private sector demand-led recovery is now in sight" (a)

    - Conventional economic statistics have underestimated consumption in areas such as cellular phones, internet usage, PCs, etc. --- growth of which has been supported to a great extent by female demand

    - The GS Research team recently raised its real GDP growth outlook for fiscal 1999 and 2000 to 1.2% and 0.8%, respectively

    - Impact of the yen appreciation should be mitigated by the progress made by Japanese manufacturers in shifting production overseas and restructuring, and the current environment of general economic expansion at home and abroad

-   Restructuring-driven earnings rebound can be expected

    -   The GS Research team expects full-year 1999 recurring profits to grow
        13.3%

    - The emergence of the proposed "MegaBank" should serve as a catalyst for more aggressive corporate restructuring, particularly in sectors such as chemicals, steel, shipbuilding and oil

    - Recently approved industrial revitalization measures such as share exchange schemes should facilitate increased corporate reorganization and M&A activity

RISKS AND THREATS
-----------------

-   A sharper rise in yen than anticipated

    - The corporate earnings forecast by the GS research already factors in three-month and six-month currency forecasts of (Yen) 103/US$ and
        (Yen) 93/US$, respectively

    - However, a yen appreciation sharper than expected will dampen the economy through reductions in exports and capital investment

- An earlier-than expected termination of the BOJ's zero interest rate policy instigated by the continued momentum in the economy would also prove negative through pushing down profits of certain highly leveraged firms



Source:  GS Research
(a)  "The Bull Story: It's Only Just Begun," Oct. 7, 1999

JUNIPER DISCOUNTED CASH FLOW ANALYSIS
MANAGEMENT CASE
(JPY IN MILLIONS)


                                                                 AUGUST 31,
                                                                                                                        2000-2004
                            1997A       1998A      1999A      2000E       2001E       2002E       2003E       2004E       CAGR
                            -----       -----      -----      -----       -----       -----       -----       -----     ---------
NET SALES                   203,362     192,458    143,797    150,000     156,000     162,240     168,730     175,479    4.0%

  Total Cost of Sales       (57,278)    (62,178)   (47,738)   (45,138)    (48,360)    (50,294)    (52,306)    (54,398)   4.8%
                           ------------------------------------------------------------------------------------------------------
GROSS PROFIT                146,083     130,280     96,060    104,862     107,640     111,946     116,424     121,081    3.7%
                           ---------------------------------------------------------------------------------------------

Total Operating Expenses    (98,236)    (99,853)   (75,798)   (89,452)    (87,785)    (90,537)    (93,398)    (96,374)   1.9%
                           ------------------------------------------------------------------------------------------------------
EBIT                         47,848      30,427     20,261     15,410      19,855      21,409      23,026      24,707   12.5%
  Taxes                     (28,030)    (16,950)   (10,500)    (6,935)     (8,935)     (9,634)    (10,362)    (11,118)  12.5%
                           ------------------------------------------------------------------------------------------------------
EBIAT                        19,818      13,477      9,761      8,475      10,920      11,775      12,664      13,589   12.5%


add: Depreciation             1,650       2,046      1,956      2,841       2,850       2,850       2,850       2,850
add: Decrease in WC         (13,337)     (7,881)    (5,426)    (2,731)       (328)        507         772         466
less: CapEx                  (8,254)     (1,143)   (10,431)    (5,916)     (1,804)     (1,804)     (1,804)     (1,804)

UNLEVERED FREE CASH FLOW       (123)      6,499     (4,139)     2,669      11,638      13,328      14,482      15,101   54.2%



Net Sales Growth                           (5.4)%    (25.3)%      4.3%        4.0%        4.0%        4.0%        4.0%
Gross Margin                   71.8%       67.7%      66.8%      69.9%       69.0%       69.0%       69.0%       69.0%
EBIT Margin                    23.5%       15.8%      14.1%      10.3%       12.7%       13.2%       13.6%       14.1%
Depreciation/Sales              0.8%        1.1%       1.4%       1.9%        1.8%        1.8%        1.7%        1.6%
CapEx/Dep                       5.0x        0.6x       5.3x       2.1x        0.6x        0.6x        0.6x        0.6x



Source: Juniper management projections
[Goldman Sachs Logo]

JUNIPER DISCOUNTED CASH FLOW ANALYSIS
MANAGEMENT CASE
(JPY IN MILLIONS EXCEPT PER SHARE DATA)


                                                      AUGUST 31,

                             2000E          2001E       2002E       2003E       2004E
                             -----          -----       -----       -----       -----
UNLEVERED FCF (a)            2,669.0        11,638.3    13,328.4    14,482.1    15,101.4

NPV (b)                     46,118.0  26%

PV OF TERMINAL VALUE (c)   132,328.2  74%
                           ---------

ENTERPRISE VALUE           178,446.2
LESS: NET DEBT (d)         (21,748.0)
                           ----------
EQUITY VALUE               200,194.2

  PER SHARE (e)                1,390




(a)  Projections from Juniper management.
(b) Assumes mid-year discounting convention; discounted to November 30, 1999. Assumes discount rate of 8.0%.
(c)  Terminal Value calculated using multiple of LTM EBIT (7.5x).
(d)  As of August 31, 1999.
(e)  Assumes 144.0MM shares outstanding.

[GOLDMAN SACHS LOGO]

JUNIPER DISCOUNTED CASH FLOW ANALYSIS
SENSITIVITY ANALYSIS (a)
(JPY TO MILLIONS, EXCEPT PER SHARE DATA)



     FINANCIAL SENSITIVITIES

                                            ENTERPRISE VALUE

                                      TERMINAL MULTIPLE OF 2004E EBIT
                              -----------------------------------------------
                              5.5 X     6.5 X     7.5 X     8.5 X     9.5 X
                              -----------------------------------------------
DISCOUNT RATE       6.0%      153,869   173,016   192,164   211,311   230,458
                    7.0%      148,386   166,762   185,139   203,515   221,892
                    8.0%      143,159   160,802   178,446   196,090   213,734
                    9.0%      138,174   155,121   172,067   189,014   205,960
                   10.0%      133,418   149,701   165,964   182,267   198,549




                                       EQUITY VALUE PER SHARE (b)(c)

                                      TERMINAL MULTIPLE OF 2004E EBIT
                               ---------------------------------------------
                               5.5 X     6.5 X    7.5 X     8.5 X    9.5 X
                               ---------------------------------------------
DISCOUNT RATE       6.0%       1,219    1,352     1,485     1,618     1,751
                    7.0%       1,181    1,309     1,436     1,564     1,692
                    8.0%       1,145    1,267     1,390     1,512     1,635
                    9.0%       1,110    1,228     1,346     1,463     1,581
                   10.0%       1,077    1,190     1,303     1,417     1,530





     BUSINESS SENSITIVITIES

                                            ENTERPRISE VALUE (d)

                                          CHANGE IN SALES GROWTH
                              -----------------------------------------------
                              -3.0%     -1.5%     0.0%      1.5%      3.0%
                              -----------------------------------------------
CHANGE IN          -1.0%      144,698   154,726   165,326   176,523   188,341
EBIT MARGIN         0.0%      156,222   167,026   178,446   190,508   203,240
                    1.0%      167,746   179,327   191,566   204,494   218,138
                    2.0%      179,271   191,627   204,686   218,479   233,037
                    3.0%      190,795   203,927   217,806   232,465   247,936



                                     EQUITY VALUE PER SHARE (b)(c)(d)

                                            CHANGE IN SALES GROWTH
                               ---------------------------------------------
                              -3.0%     -1.5%     0.0%      1.5%      3.0%
                              -----------------------------------------------
CHANGE IN          -1.0%      1,156     1,225     1,299     1,377     1,459
EBIT MARGIN         0.0%      1,236     1,311     1,390     1,474     1,562
                    1.0%      1,316     1,396     1,481     1,571     1,666
                    2.0%      1,396     1,482     1,572     1,668     1,769
                    3.0%      1,476     1,567     1,663     1,765     1,872




(a) Based on Juniper management base case projections as of October, 1999; figures discounted to end of November 1999.
(b) Assumes net debt of (Yen)(21,748) million as of November, 1999.
(c) Assumes 144.0 million primary shares outstanding.
(d) Assumes a 8.0% discount rate and a 7.5x EBIT terminal multiple.

                                     TAB A

JUNIPER HISTORICAL FINANCIAL OVERVIEW
PROFIT AND LOSS STATEMENT
(JPY IN MILLIONS)



                             YEARS ENDED AUGUST 31,

                                                1994             1995             1996             1997             1998
                                              --------         --------         --------         --------         --------
Total Net Sales                                157,556          177,991          212,196          203,362          192,458
Cost of Sales                                   43,576           47,515           55,588           57,279           62,178
                                              -----------------------------------------------------------------------------
Gross Profit                                   113,980          130,476          156,608          146,083          130,280

Operating Expenses
  Distributor Incentives                        42,652           47,885           57,044           56,904           57,781
  Distribution Expenses                          8,324            8,853            9,839           11,173           10,783
  Total Selling & Administrative                19,616           24,022           28,355           30,158           31,289
                                              -----------------------------------------------------------------------------
        Total Operating Expenses                70,592           80,760           95,238           98,235           99,853
                                              -----------------------------------------------------------------------------
Operating Profit                                43,388           49,716           61,370           47,848           30,427
Other Income (Net)                               2,557            1,733            1,309            3,299             (698)
                                              -----------------------------------------------------------------------------
Income Before Income Taxes                      45,945           51,449           62,679           51,147           29,729
                                              -----------------------------------------------------------------------------
Net Income                                      20,604           23,062           28,081           23,117           12,779

Basic Earnings Per Share                           138              154              189              159               89

Dividends Per Share                                140              190              125              100              100

COMMON SIZE ANALYSIS
Cost of Sales                                     27.7%            26.7%            26.2%            28.2%            32.3%

Gross Profit                                      72.3%            73.3%            73.8%            71.8%            67.7%
EBIT Margin                                       27.5%            27.9%            28.9%            23.5%            15.8%

Net Income                                        13.1%            13.0%            13.2%            11.4%             6.6%

YEAR-ON-YEAR GROWTH RATES
Net Sales                                                          13.0%            19.2%            -4.2%            -5.4%
Net Income                                                         11.9%            21.8%           -17.7%           -44.7%


Source: 20-F




                             YEARS ENDED AUGUST 31,

                                                                         CAGR
                                                1999                     94-99
                                              --------                 -------
Total Net Sales                                143,797                   -1.8%
Cost of Sales                                   47,738                    1.8%
                                              --------                 -------
Gross Profit                                    96,059                   -3.4%

Operating Expenses
  Distributor Incentives                        41,350                   -0.6%
  Distribution Expenses                          8,278                   -0.1%
  Total Selling & Administrative                26,170                    5.9%
                                              --------                 -------
        Total Operating Expenses                75,798                    1.4%
                                              --------                 -------
Operating Profit                                20,261                  -14.1%
Other Income (Net)                                 746                  -21.8%
                                              --------                 -------
Income Before Income Taxes                      21,007                  -14.5%
                                              --------                 -------
Net Income                                      10,507                  -12.6%

Basic Earnings Per Share                            73                  -11.9%

Dividends Per Share                                100                   -6.5%

COMMON SIZE ANALYSIS
Cost of Sales                                     33.2%

Gross Profit                                      66.8%
EBIT Margin                                       14.1%

Net Income                                         7.3%

YEAR-ON-YEAR GROWTH RATES
Net Sales                                        -25.3%
Net Income                                       -17.8%


Source: 20-F


JUNIPER HISTORICAL FINANCIAL OVERVIEW
CASH FLOW STATEMENT
(JPY IN MILLIONS)




                             YEARS ENDED AUGUST 31,

                                  1994            1995           1996           1997            1998            1999
                               --------        --------       ---------      ---------       ---------        ---------
Operating Activities
  Net Income                     20,604          23,062          28,081         23,117          12,779          10,507
  Adjustments
    Depreciation and Amort.       1,177           1,435           1,128          1,650           2,046           1,955
    Other                         7,043           6,708           5,936        (15,709)         (7,661)         (5,309)
  Net Cash from
   Operating Activities          28,824          31,205          35,145          9,058           7,164           7,153

Investing Activities
  Purchase of PPE                  (961)        (25,174)         (5,359)        (8,254)         (1,143)        (10,431)
  (Inc)/Dec in Short-Term
    Investments (a)             (21,078)            692          29,856        (11,295)         (1,710)          1,876
  Other                           1,948            (448)           (622)         4,279              45           1,311
  Net Cash from Investing
    Activities                  (20,091)        (24,930)         23,875        (15,270)         (2,808)         (7,244)

Financing Activities
  Cash Dividends Paid           (13,466)        (26,183)        (25,436)       (14,682)        (14,415)        (14,421)
  Repurchase of Common
    Stock                                                       (15,000)        (8,888)           (826)
  Net Cash from Financing
    Activities                  (13,466)        (26,183)        (40,436)       (23,570)        (15,241)        (14,421)

Net Increase (Decrease) in
  Cash and Cash Equivalents      (4,733)        (19,908)         18,584        (29,782)        (10,885)        (14,512)
 Cash and Cash Equivalents,
    Beginning                    66,281          61,548          41,640         60,224          30,442          19,557
 Cash and Cash Equivalents,
    End                          61,548          41,640          60,224         30,442          19,557           5,045



(a)  Net cash flow from change in investment funds and short-term investments

Source: 20-F

JUNIPER HISTORICAL FINANCIAL OVERVIEW
BALANCE SHEET
(JPY IN MILLIONS)


                             YEARS ENDED AUGUST 31,

                                        1994            1995              1996             1997              1998            1999
                                     ---------        ---------         --------         ---------         --------        ---------
Current Assets
  Cash and Cash Equivalents             61,548           41,640           60,224            30,442           19,557           5,045
  Investments (a)                       29,690           31,997            4,357            16,053           17,529          16,703
  Inventory                             10,936           11,397           12,476            16,707           16,640           9,191
  Other Current Assets                   4,042            2,460            2,303             5,577            6,054           5,938
  Total Current Assets                 106,216           87,494           79,360            68,779           59,780          36,877
Property, Plant and
  Equipment                              2,519           26,791           31,171            37,594           36,639          44,969
Other Assets                             7,800            7,525            5,645             3,857            3,627           2,115
Total Assets                           116,535          121,810          116,176           110,230          100,046          83,961

Current Liabilities
  Accounts Payable                      11,762           13,532           15,940            16,408           17,949           4,248
  Income Taxes Payable                  14,961           15,952           19,591            14,211            7,486           5,187
  Other Current Liabilities             10,641           14,444           16,782            16,251           13,733          17,562
  Total Current Liabilities             37,364           43,928           52,313            46,870           39,168          26,997
Shareholders' Equity                    79,171           77,882           63,863            63,360           60,878          56,964
Total Liabilities and
  Shareholders' Equity                 116,535          121,810          116,176           110,230          100,046          83,961




(a)  Investment funds and short-term investments


Source:  20-F